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                                                            OMB APPROVAL
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                                                     Number:           3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ______________)*



                                CYBERMEDIA, INC.
                    ----------------------------------------
                                (Name of Issuer)




                                  COMMON STOCK
                    ----------------------------------------
                         (Title of Class of Securities)




                                   23249P-10-7
                    ----------------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 5 Pages


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CUSIP NO.  23249P-10-7                                 PAGE   2   OF   5   PAGES
          -------------                                     -----    -----


  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SUHAS SHRIKRISHNA PATIL,  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,723,968
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     224,761
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,723,968
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               224,761
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,948,729
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          15.79%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------




                       *SEE INSTRUCTION BEFORE FILLING OUT



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CUSIP NO.  23249P-10-7                                 PAGE   3   OF   5   PAGES
          -------------                                     -----    -----

ITEM 1.
        (a)    Name of Issuer:  CyberMedia, Inc.

        (b)    Address of Issuer's Principal Executive Offices:
                      3000 Ocean Park Blvd., Suite 2001
                      Santa Monica, CA 90405
ITEM 2.
        (a)    Name of Person Filing:  Suhas Shrikrishna Patil

        (b)    Address of Principal Business Office or, if none, Residence:
                      Cirrus Logic
                      3100 West Warren Avenue
                      Fremont, CA 94538

        (c)    Citizenship:  United States

        (d)    Title of Class of Securities:  Common Stock

        (e)    CUSIP Number: 23249P-10-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act
        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see section 240.13d-1(b)(1)(ii)(F)
        (g) [ ] Parent Holding Company, in accordance with
                section 240.13d-1(b)(ii)(G) (Note: See Item 7)
        (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

        (a) Amount Beneficially Owned: Reporting Person, director of the Issuer, individually owns 1,723,968 shares of the Common Stock of Issuer subject to the community property laws of the State of California with respect to the Reporting Person's spouse, Jayashree Patil. Additionally, 149,761 shares of the Common Stock of Issuer are held jointly with Jayashree Patil. An additional 75,000 shares are registered to the Personal Urban Transport Corporation of which Reporting Person is one of two Directors.

CUSIP NO.  23249P-10-7                                 PAGE   4   OF   5   PAGES
          -------------                                     -----    -----

        (b) Percent of Class: Reporting Person beneficially owns an aggregate of 1,948,729 shares of Common Stock representing 15.79% of the outstanding shares of Common Stock of the Issuer based upon 12,339,419 shares outstanding as of October 31, 1997, according to the first amendment to Issuer's quarterly report on Form 10-Q for the quarter ended September 30, 1997, filed December 4, 1996.

        (c)    Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 1,723,968(1)
                    (ii)  shared power to vote or to direct the vote: 224,761(2)
                    (iii) sole power to dispose or direct the disposition of:
                          1,723,968(1)
                    (iv)  shared power to dispose or direct the disposition of:
                          224,761(2)

               (1)  Subject to the community property laws of California.
               (2) 75,000 of such shares are registered to the Personal Urban Transport Corporation of which Reporting Person is one of two Directors.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
               N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
               N/A


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CUSIP NO.  23249P-10-7                                 PAGE   5   OF   5   PAGES
          -------------                                     -----    -----

ITEM 10.
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 10, 1998
                                       -----------------------------------------
                                                        Date


                                                 /s/ Suhas S. Patil
                                       -----------------------------------------
                                                       Signature


                                                    Suhas S. Patil
                                       -----------------------------------------
                                                     Name/Title